                                                                    EXHIBIT 20.1






                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
             --------------------------------------------------






















                  ----------------------------------------
                            THIRD QUARTER REPORT
                                    1996

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                              MESSAGE TO INVESTORS

Dear Investor:

     A number of matters have required a significant amount of management time and effort over the last several months. While the majority of our investments continue to perform satisfactorily, three of them require special mention in this letter. In addition, we will briefly summarize the repurchase offer and the status of your distributions.

FOLLOW-ON INVESTMENT

     LMC Operating Corp. ("LMC") The Fund has committed to provide up to $1,632,960 of additional subordinated debt to LMC, of which $816,480 was advanced on November 1, 1996. This follow-on investment will allow LMC to move forward with two strategic undertakings that are expected to be very beneficial. The first use of the funds is to finance the acquisition of a public company through a reverse merger. Once this transaction is finalized in early 1997, LMC, which will be the surviving entity, will be a public company. By virtue of its being public, LMC should have increased credibility in the marketplace. The second use of the funds is to implement a strategy of product diversification. The company will use the funds to finalize the development and market introduction of a new vehicle that will be utilized in a wide variety of industries. This product will expand LMC's markets beyond seasonal snow-related businesses and is expected to significantly increase the company's revenues over the next few years.

INVESTMENT REVALUATIONS

     Canadian's Holdings, Inc. ("Canadian's") During October 1996, the Fund commenced an adversary proceeding in the Canadian's Chapter 11 bankruptcy case against Finova Capital Corporation ("Finova"), Benson Selzer and Joseph Eiger. The complaint seeks a declaratory judgment that sales taxes collected by Canadian's and turned over to Finova were "trust funds" collected by Canadian's on behalf of various state tax authorities. Through the complaint, the Fund has objected to Finova's secured claim against Canadian's, which was guaranteed by Benson Selzer and Joseph

                             --------------------
                                      ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

Eiger, and seeks to recover the sales tax and certain other amounts for the benefit of Canadian's bankruptcy estate. As a result of this litigation and the issues involved, the Fund accrued $370,627 for legal costs and possible payments that may be required to settle the litigation or to fund the payment of Canadian's outstanding sales tax liabilities.

     Atlas Environmental, Inc. ("Atlas") The companies that Atlas acquired with the proceeds of the Fund's subordinated debt investment have not performed as well as expected. Atlas has defaulted on certain financial covenants in its agreements with its senior lender and with the Fund. The senior lender, the Bank of New York, has reacted to the covenant defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay the quarterly interest payments that were due on the Fund's subordinated debt during July and October 1996. In accordance with the intercreditor agreement between the Fund and the Bank of New York, the bank can block payments to the Fund for up to 180 days.

     During August 1996, Atlas entered into a letter of intent, under the terms of which some of the company's businesses would be sold for cash. This sale, if consummated, would provide cash to pay the Fund's interest. As a result, the Fund accrued the interest due on the subordinated debt as of September 30, 1996.

     On November 5, 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management has advised the Fund that they do not expect to be able to reach agreement with the purchaser and therefore Atlas will remain in default on its debt. Atlas is now determining and evaluating its options and is involved in negotiations with its lenders and potential purchasers. As a result of these developments, the Fund will probably not collect the accrued interest that is due on its subordinated debt investment in the near term and the value of the Fund's Atlas investment has become impaired. In recognition of this, during November 1996 the Fund reversed the accrual of interest due on the Atlas investment, which totaled $202,079 as of September 30, 1996, and recorded a $489,888 writedown in the carrying value of its Atlas investment.


                             --------------------
                                      TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

NET ASSET VALUE

     The Fund's net asset value per Unit was $16.18 at September 30, 1996 and $15.71 at November 14, 1996. The November 14th net asset value was used to establish the repurchase price for the 1996 repurchase offer. These net asset values compare to net asset values of $16.61 at December 31, 1995 and $16.50 at June 30, 1996.

     The decline in the net asset value from December 31, 1995 to September 30, 1995 resulted primarily from the accrual for legal costs and possible payments relating to the Canadian's litigation. The decline in net asset value between September 30, 1996 and November 14, 1996 resulted primarily from a writedown of the Atlas investment and the reversal of accrued interest relating to the Atlas investment.

PERIODIC UNIT REPURCHASE POLICY

     Pursuant to the terms of the Periodic Unit Repurchase Policy which was adopted by the Fund's investors during 1993, the Fund annually offers to repurchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a 2% fee retained by the Fund to offset expenses incurred in connection with the repurchase offer. If more than 7.5% of the Units are tendered, then at its discretion, the Fund can elect to repurchase up to an additional 2% of the Units.

     The 1996 repurchase offer was mailed to investors during October 1996. Investors tendered 275,641 Units, or approximately 23.04% of the Fund's outstanding Units, for repurchase. The Fund repurchased 91,683 Units, or approximately 7.66% of the Fund's outstanding Units, during November 1996 at a net asset value per Unit of $15.71 ($15.40, net of the 2% fee).

     The next opportunity to have the Fund repurchase your Units will occur during the fourth quarter of 1997.



                             --------------------
                                     THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


CASH DISTRIBUTIONS

     The Fund made the cash distribution for the third quarter of 1996 on November 15, 1996. This distribution of $.30 per Unit, was equal to an annualized rate of 6% of contributed capital. This distribution consisted of both current and accumulated net investment income and realized gain on investments. We expect the distribution for the fourth quarter of 1996 to be made on February 14, 1997 at the same 6% annualized rate.

     The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. This will impact the amount of the Fund's quarterly distributions for subsequent years because all proceeds from future dispositions or maturities of investments will be distributed to investors, except to the extent cash is needed to fund the annual repurchase offer or to fund any additional follow-on investments that the Fund may make in existing portfolio companies.

              *    *    *    *    *    *    *    *    *    *    *

     If you have any questions regarding your investment in the Fund, please call us at 800-866-7607.

Sincerely,



Paul Bagley, Chairman
FCM Fiduciary Capital Management Company



W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company


November 21, 1996


                             --------------------
                                      FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                            SCHEDULE OF INVESTMENTS



SEPTEMBER 30, 1996 (UNAUDITED)
--------------------------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                                               AMORTIZED             % OF TOTAL
SHARES                  INVESTMENT                   DATE                COST           VALUE      INVESTMENTS
--------------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:
150,584.07 sh.  Neodata Corporation,
                10.00% Class A Convertible         12/27/90 &
                Preferred Stock - Series 2*        09/30/92            $ 278,916  $       1
8,754.89 sh.    Neodata Corporation,               12/27/90 &
                Common Stock*                      09/30/92                    1          1
--------------------------------------------------------------------------------------------------------------
                                                                         278,917          2         0.0%
--------------------------------------------------------------------------------------------------------------
23,056 sh.      KEMET Corporation,
                Common Stock(1)*                   07/11/91                8,170    468,325
--------------------------------------------------------------------------------------------------------------
                                                                           8,170    468,325          2.4
--------------------------------------------------------------------------------------------------------------
62,606 sh.      ac accessories group,
                incorporated, Warrants
                to Purchase Class B
                Common Stock(2)*                   07/30/92               85,909    674,584
22,608 sh.      ac accessories group,
                incorporated, Class A
                Common Stock(2)*                   07/30/92              226,080    243,604
--------------------------------------------------------------------------------------------------------------
                                                                         311,989    918,188          4.7
--------------------------------------------------------------------------------------------------------------
$5,023,926      Elgin National Industries, Inc.,
                13.00% Senior Subordinated
                Notes due 9/01/01(3)               09/24/93            4,929,433  4,929,433
5,876.1 sh.     ENI Holding Corp.,
                10.00% Preferred Stock
                due 12/31/01                       09/24/93              587,610    764,872
403.81 sh.      ENI Holding Corp.,
                Class B Common Stock*              09/24/93               40,381     40,381
421.6 sh.       ENI Holding Corp.,
                Warrants to Purchase
                Class B Common Stock*              09/24/93               42,156     42,156
--------------------------------------------------------------------------------------------------------------
                                                                       5,599,580  5,776,842      29.5
--------------------------------------------------------------------------------------------------------------
239,600 sh.     LMC Operating Corp., 7.00%
                Cumulative Redeemable
                Preferred Stock*                   06/10/94            2,389,210  2,384,408
22.72 sh.       LMC Operating Corp.,
                Common Stock*                      02/09/96              454,399          1
47.92 sh.       LMC Credit Corp.,
                Common Stock*                      02/09/96                    1          1
--------------------------------------------------------------------------------------------------------------
                                                                       2,843,610  2,384,410      12.2
--------------------------------------------------------------------------------------------------------------


 The accompanying notes to financial statements are an integral part of this schedule.

                             --------------------
                                     FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                      SCHEDULE OF INVESTMENTS (CONTINUED)


SEPTEMBER 30, 1996 (UNAUDITED)
--------------------------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                            INVESTMENT      AMORTIZED                 % OF TOTAL
SHARES            INVESTMENT                          DATE           COST        VALUE       INVESTMENTS
--------------------------------------------------------------------------------------------------------------
1,328 sh.     MTI Holdings II, Inc.,
              Common Stock*                        07/06/94 &      187,698       39,894
3,527 sh.     MTI Holdings II, Inc.,               12/28/94
              Warrants to Purchase                 07/06/94 &       49,929       10,612
              Common Stock(4)*                     12/28/94
--------------------------------------------------------------------------------------------------------------
                                                                   237,627       50,506          0.2
--------------------------------------------------------------------------------------------------------------
$1,290,000    R.B.M. Precision Metal
              Products, Inc., 13.00%
              Senior Subordinated
              Secured Notes due
              5/24/02(5)                           05/24/95      1,207,543    1,207,543
9,072.7 sh.   R.B.M. Precision Metal
              Products, Inc., Warrants
              to Purchase Common
              Stock*                               05/24/95         73,295       73,295
--------------------------------------------------------------------------------------------------------------
                                                                 1,280,838    1,280,838          6.5
--------------------------------------------------------------------------------------------------------------
$3,265,920    Atlas Environmental, Inc.,
              13.50% Senior Subordinated
              Secured Notes due
              1/19/03(6)                           01/25/96      3,178,524    3,178,524
338,423 sh.   Atlas Environmental, Inc.,
              Warrants to Purchase
              Common Stock(7)*                     01/25/96         33,842       33,842
--------------------------------------------------------------------------------------------------------------
                                                                 3,212,366    3,212,366         16.4
--------------------------------------------------------------------------------------------------------------
    Total Investments in Managed
   Companies (72.8% of net assets)                              13,773,097   14,091,477         71.9
--------------------------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS:
$2,750,000    Cargill, Inc.,
              5.04% Notes due 10/09/96             09/25/96      2,746,926    2,746,926
$2,750,000    General Electric
              Capital Corporation,
              5.08% Notes due 10/09/96             09/25/96      2,746,902    2,746,902
    Total Temporary Investments (28.4% of net assets)            5,493,828    5,493,828         28.1
--------------------------------------------------------------------------------------------------------------
    Total Investments (101.2% of net assets)                   $19,266,925  $19,585,305        100.0%
==============================================================================================================

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.
(2) Amity Leather Products Co. changed its corporate name to ar accessories group, incorporated during 1996.
(3) The notes will amortize in eight equal quarterly installments of $627,991 commencing on 11/30/99.
(4) The warrants have exercise prices of $20.00 per share (1,058 shares) and $35.00 per share (2,469 shares).
(5) The notes will amortize in three equal annual installments of $430,000 commencing on 5/24/00.
(6) The notes will amortized in five equal annual installments of $653,184 commencing on 1/19/99. (Note 5)
(7) The Atlas Environmental, Inc. common stock trades over the counter on a limited basis with quotations provided via the OTC Bulletin Board. The warrants have an exercise price of $8.00 per share.
*   Non-income producing security.

 The accompanying notes to financial statements are an integral part of this schedule.

                             --------------------
                                      SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                                 BALANCE SHEETS



SEPTEMBER 30, 1996 AND DECEMBER 31, 1995 (UNAUDITED)
--------------------------------------------------------------------------------
                                                      1996              1995
--------------------------------------------------------------------------------
ASSETS:
 Investments (Note 5):


   Portfolio investments, at value:

    Managed companies (amortized cost -
      $13,773,097 and $14,272,465,
      respectively)                                $14,091,477      $11,377,790

   Temporary investments, at amortized cost          5,493,828        8,647,334
-------------------------------------------------------------------------------
     Total investments                              19,585,305       20,025,124

 Cash and cash equivalents                             297,014          175,768

 Accrued interest receivable (Note 5)                  278,439          117,461

 Other assets                                            2,336            3,095
-------------------------------------------------------------------------------
    Total assets                                   $20,163,094      $20,321,448
===============================================================================
LIABILITIES:

 Payable to affiliates (Notes 2, 3 and 4)          $    49,735      $    54,494

 Accounts payable and accrued liabilities              406,607           31,327

 Distributions payable to partners                     362,595          362,595
-------------------------------------------------------------------------------
   Total liabilities                                   818,937          448,416
-------------------------------------------------------------------------------
CONTINGENCIES (NOTES 5 AND 6)

NET ASSETS:

 Managing General Partner                              (10,587)          (5,298)

 Limited Partners (equivalent to $16.18
   and $16.61, respectively, per limited
   partnership unit based on 1,196,564
   units outstanding)                               19,354,744       19,878,330
-------------------------------------------------------------------------------
     Net assets                                     19,344,157       19,873,032
-------------------------------------------------------------------------------
       Total liabilities and net assets            $20,163,094      $20,321,448
===============================================================================




 The accompanying notes to financial statements are an integral part of these financial statements.

                             --------------------
                                     SEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                            STATEMENTS OF OPERATIONS




                        FOR THE THREE MONTHS                            FOR THE NINE MONTHS
                        ENDED SEPTEMBER 30,                             ENDED SEPTEMBER 30,
----------------------------------------------------------------------------------------------
                                                   1996       1995        1996        1995
----------------------------------------------------------------------------------------------
INVESTMENT INCOME:

 Income:

  Interest                                       $409,862   $634,928   $1,223,987  $1,853,671
----------------------------------------------------------------------------------------------
    Total investment income                       409,862    634,928    1,223,987  $1,853,671
----------------------------------------------------------------------------------------------
 Expenses:

  Investment advisory fees (Note 2)                35,643     49,757      112,827     149,270

  Professional fees                                25,883     14,792       94,758      42,948

  Fund administration fees (Note 3)                29,581     29,581       88,745      88,745

  Administrative expenses (Note 3)                 17,223     17,223       51,671      51,671

  Independent General Partner fees
    and expenses (Note 4)                          10,782     10,577       37,918      38,565

  Other expenses                                    8,963      9,713       38,294      25,949

  Amortization                                          -      2,625            -       7,875
----------------------------------------------------------------------------------------------
    Total expenses                                128,075    134,268      424,213     405,023
----------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                             281,787    500,660      799,774   1,448,648
----------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED
 GAIN (LOSS) ON INVESTMENTS:

  Net realized (loss) gain on
    investments, including
    accrual for potential
    litigation settlement (Note 5)               (354,188)  528,313  (3,453,919)   2,512,172

  Net change in unrealized gain
    (loss) on investments                          38,023  (299,523)    3,213,055   (899,110)
----------------------------------------------------------------------------------------------
Net (loss) gain on investments                   (316,165)  228,790    (240,864)   1,613,062
----------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN NET
 ASSETS RESULTING FROM OPERATIONS               $(34,378)   $729,450     $558,910  $3,061,710
==============================================================================================





 The accompanying notes to financial statements are an integral part of these financial statements.

                             --------------------
                                     EIGHT

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                            STATEMENTS OF CASH FLOWS




FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)
-------------------------------------------------------------------------------
                                                             1996        1995
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net increase in net assets resulting from operations $    558,910  $3,061,710

  Adjustments to reconcile net increase
    in net assets resulting from operations
    to net cash provided by operating activities:

      Accreted discount on portfolio investments            (35,256)    (58,394)

      Amortization                                                -       7,875

      Change in assets and liabilities:

        Accrued interest receivable                        (160,978)   (176,249)

        Other assets                                            759        (394)

        Payable to affiliates                                (4,759)      5,799

        Accounts payable and accrued liabilities              4,653      (5,908)

        Prepaid interest income                                   -     (52,635)

      Net realized loss (gain) on investments,
        including accrual for potential
        litigation settlement                             3,453,919  (2,512,172)

      Net change in unrealized (gain) loss
        on investments                                   (3,213,055)    899,110
-------------------------------------------------------------------------------
           Net cash provided by operating activities        604,193   1,168,742
-------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of portfolio investments                    (3,655,003)   (2,753,876)

  Proceeds from dispositions of portfolio investments    1,106,335    3,927,645

  Sale (purchase) of temporary investments, net          3,153,506     (915,881)
-------------------------------------------------------------------------------
    Net cash provided by investing activities              604,838      257,888
-------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Cash distributions paid to partners                  (1,087,785)   (1,375,605)
-------------------------------------------------------------------------------
    Net cash used in financing activities              (1,087,785)   (1,375,605)
-------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                  121,246       51,025
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD           175,768      173,095
-------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD             $   297,014   $  224,120
===============================================================================




 The accompanying notes to financial statements are an integral part of these financial statements.

                             --------------------
                                      NINE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                      STATEMENTS OF CHANGES IN NET ASSETS



 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
 FOR THE YEAR ENDED DECEMBER 31, 1995 (UNAUDITED)
-------------------------------------------------------------------------------
                                                             1996       1995
-------------------------------------------------------------------------------
 Increase in net assets resulting from operations:

   Net investment income                               $  799,774   $ 1,725,971

   Net realized (loss) gain on investments,
     including accrual for potential
     litigation settlement                             (3,453,919)    3,790,988

   Net change in unrealized gain (loss) on investments  3,213,055   (6,116,647)
-------------------------------------------------------------------------------
     Net increase (decrease) in net assets resulting
       from operations                                    558,910     (599,688)

 Repurchase of limited partnership units                        -    (1,959,487)

 Distributions to partners from-
   Net investment income                                 (984,060)   (1,541,685)
   Realized gain on investments                          (103,725)            -
-------------------------------------------------------------------------------
     Total decrease in net assets                        (528,875)   (4,100,860)

 Net assets:

   Beginning of period                                 19,873,032    23,973,892
-------------------------------------------------------------------------------
   End of period (including undistributed
     net investment income of $0
     and $184,286, respectively)                      $19,344,157   $19,873,032
===============================================================================








The accompanying notes to financial statements are an integral part of these financial statements.


                             --------------------
                                      TEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                       SELECTED PER UNIT DATA AND RATIOS




                                                    FOR THE THREE MONTHS  FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER 30,  ENDED SEPTEMBER 30,
---------------------------------------------------------------------------------------------
                                                       1996      1995        1996      1995
---------------------------------------------------------------------------------------------
PER UNIT DATA:

  Investment income                                  $ .34        $ .48     $1.01     $1.42

  Expenses                                            (.11)        (.10)     (.35)     (.31)
---------------------------------------------------------------------------------------------
    Net investment income                              .23          .38       .66      1.11

  Net realized gain (loss) on investments,
    including accrual for potential
    litigation settlement                             (.28)         .41     (2.85)     1.92

  Net change in unrealized (loss) gain
    on investments                                     .03         (.23)     2.66      (.69)

  Distributions declared to partners                  (.30)        (.30)     (.90)     (.90)
---------------------------------------------------------------------------------------------
    Net (decrease) increase in net asset value        (.32)         .26      (.43)     1.44

      Net asset value:

        Beginning of period                          16.50        19.65      16.61     18.47
---------------------------------------------------------------------------------------------
        End of period                               $16.18       $19.91     $16.18    $19.91
=============================================================================================
RATIOS (ANNUALIZED):

  Ratio of expenses to average net assets             2.62%        2.09%      2.87%     2.17%

  Ratio of net investment income to
    average net assets                                5.77%        7.80%      5.41%     7.75%

Number of limited partnership units at
  end of period                                  1,196,564    1,296,999  1,196,564 1,296,999









         The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.

                             --------------------
                                     ELEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS



SEPTEMBER 30, 1996 (UNAUDITED)

1. GENERAL

     The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of the Fund, necessary to fairly present the financial position of the Fund as of September 30, 1996 and the results of its operations, changes in net assets and its cash flows for the periods then ended.

     These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1995.

2. INVESTMENT ADVISORY FEES

     As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $112,827 were paid by the Fund for the nine months ended September 30, 1996.

3. FUND ADMINISTRATION FEES

     As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $88,745 were paid by the Fund for the nine months ended September 30, 1996. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $51,671 for the nine months ended September 30, 1996.

4. INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

     As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the nine months ended September 30, 1996 totaled $37,918.







                             --------------------
                                     TWELVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



5. PORTFOLIO INVESTMENTS

     Canadian's Holdings, Inc. On October 3, 1996, the Fund commenced an adversary proceeding in the Canadian's Holdings, Inc. ("Canadian's) Chapter 11 bankruptcy case against Finova Capital Corporation ("Finova"), Benson Selzer and Joseph Eiger. The complaint seeks a declaratory judgment that sales taxes collected by Canadian's and turned over to Finova were "trust funds" collected by Canadian's on behalf of various state tax authorities. Through the complaint, the Fund has objected to Finova's secured claim against Canadian's, which was guaranteed by Benson Selzer and Joseph Eiger, and seeks to recover the sales tax and certain other amounts for the benefit of Canadian's bankruptcy estate.

     As a result of this litigation and the issues involved, the Fund accrued $370,627 for legal costs and possible payments that may be required to settle the litigation or to fund the payment of Canadian's outstanding sales tax liabilities. This accrued amount was recorded as a realized loss in the Fund's Statements of Operations.

     Atlas Environmental, Inc. The companies which Atlas Environmental, Inc. ("Atlas") acquired with the proceeds of the Fund's subordinated debt investment have not performed as well as expected, and as a consequence, Atlas has defaulted on certain financial covenants in its agreements with its senior lender and with the Fund. The senior lender, the Bank of New York, has reacted to the covenant defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay the $111,450 quarterly interest payments that were due on the Fund's subordinated debt during July and October 1996. In accordance with the intercreditor agreement between the Fund and the Bank of New York, the bank can block payments to the Fund for up to 180 days. During August 1996, the company entered into a letter of intent, under the terms of which some of the company's businesses would be sold for cash. This sale, if consummated, would provide cash to pay the Fund's interest. As a result, the Fund accrued the interest due on the subordinated debt as of September 30, 1996.

     On November 5, 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management has advised the Fund that they do not expect to be able to reach agreement with the purchaser and therefore Atlas will remain in default. Meetings with the Bank of New York have been scheduled for the week of November 11, 1996 and will include Atlas management and representatives of Fiduciary Capital. As a result of these developments, it has now become unlikely that the Fund will collect the accrued interest due on its subordinated debt investment in the near term. The accrued interest totaled $202,079 as of September 30, 1996 and the Fund reversed the accrual of this interest on November 5, 1996.






                             --------------------
                                    THIRTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     LMC Operating Corp. The Fund has committed to provide up to $1,632,960 of additional subordinated debt to LMC Operating Corp. ("LMC"), of which $816,480 was advanced on November 1, 1996.

6. CONTINGENCIES

     FCM was named as a defendant in a class action lawsuit brought in March 1995 against PaineWebber Incorporated ("PaineWebber") and a number of its affiliates concerning the sale of 70 different limited partnerships and other direct investment programs. During May 1995, the Court entered an order certifying the class and dismissing the class action against FCM without prejudice.

     During January 1996, PaineWebber signed a memorandum of understanding with the plaintiffs in the class action outlining the terms under which the parties agreed to settle the case. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the litigation. On July 17, 1996, PaineWebber and the class plaintiffs submitted a definitive settlement agreement, which has been preliminarily approved by the Court. The agreement provides for the complete resolution of the class action litigation, including releases in favor of the Fund and FCM, and the allocation of the $125 million settlement fund among investors in the various partnerships at issue in the case. As part of the settlement, PaineWebber also agreed to provide class members with certain financial guarantees relating to some of the partnerships, including the Fund. The details of the settlement were described in a notice mailed directly to class members at the direction of the Court. A final hearing on the proposed settlement is scheduled to continue during November 1996.

     A similar, though smaller, suit was filed against PaineWebber and various affiliated entities (not including FCM) during February 1996 in a California state court.

     FCM believes that this litigation will be resolved without any material adverse effect on the Fund's financial condition.




                             --------------------
                                    FOURTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS





LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1996, the Fund held portfolio investments in eight Managed Companies, with an aggregate cost of approximately $13.8 million. These portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represent approximately 72.8% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET Corporation ("KEMET") stock.

     As of September 30, 1996, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund follow-on investments, for distribution to the partners or to fund the annual repurchase offer.

     During January 1996, the Fund invested $3,200,602 in Atlas. The investment consists of $3,265,920 of 13.5% Senior Subordinated Secured Notes due January 19, 2003, with warrants to acquire 338,423 shares of common stock. The warrants have an exercise price of $8.00 per share. The Atlas common stock is currently traded over the counter on a limited basis with quotations provided via the OTC Bulletin Board under the symbol "ATEV".

     See Note 5 to the financial statements for a discussion of significant recent developments concerning this investment, including the fact that Atlas is in default on its interest payments to the Fund. As a result of these developments, this subordinated debt investment was placed on non-accrual status on November 5, 1996.

     During February 1996, the Fund sold its Huntington Holdings, Inc. ("Huntington") warrants. As discussed below, the Fund has received $1,106,335 of proceeds from this transaction. These proceeds have been reserved by the Managing General Partner to partially fund either the Fund's 1996 repurchase offer or any additional follow-on investments that the Fund may make in existing portfolio companies.

     During June 1994, the Fund invested $2,348,080 in LMC. The investment consisted of $2,396,000 of 13.00% Senior Subordinated Notes due May 31, 1999 with warrants to acquire common stock.


                             --------------------
                                    FIFTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


     During 1995, LMC's majority owner requested that the Fund participate in a financial restructuring of LMC. The Fund agreed to the proposed restructuring, which was consummated during February 1996. As part of the restructuring, the Fund converted its existing LMC subordinated debt and warrants into preferred stock and made a follow-on investment for the purchase of $454,400 of new common stock.

     While LMC has experienced significant operating difficulties since the Fund acquired its LMC investment during 1994, it appears to be progressing satisfactorily under the guidance of its new management team. The major accomplishment has been the re-engineering and modernization of the product line. Initial responses from customers and other industry sources have been positive. LMC is optimistic about the prospects for sales of its "utility" models and is hopeful about fleet grooming sales.

     LMC is attempting to diversify its product line to reduce the seasonality of its business and increase the utilization of its manufacturing facility.
It is concentrating on vehicles with low ground pressure in order to utilize the engineering and manufacturing expertise gained from snow grooming equipment. The major project currently underway is the internal development of a tracked utility vehicle designed for use by landscape and other contractors.

     This project and other product developments necessitated an additional follow-on investment by the Fund. LMC is exploring other possible acquisitions, including one which would result in a reverse merger into a small public company and a public listing for LMC shares. Any such merger or acquisition will also require additional Fund investment. The Fund has committed to provide up to $1,632,960 of additional subordinated debt to LMC, of which $816,480 was advanced on November 1, 1996. The Fund currently owns 23% of LMC and our affiliate, Fiduciary Capital Partners, owns 27%.

     Pursuant to the terms of the Fund's periodic unit repurchase policy that was adopted by the Fund's Limited Partners during 1993, the Fund annually offers to purchase from its Limited Partners up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. The 1996 repurchase offer was mailed to the Limited Partners on October 7, 1996. Limited Partners tendered 275,741 Units for repurchase. The Fund anticipates repurchasing approximately 7.64% of the tendered Units, or approximately 91,395 Units, at the Fund's net asset value per Unit as of November 14, 1996. The actual redemption of tendered Units will occur on November 21, 1996.

     Accrued interest receivable increased $160,978 from $117,461 at December 31, 1995 to $278,439 at September 30, 1996. This increase resulted primarily from the accrual of interest due on the Atlas notes that were acquired during January 1996. (See discussion above regarding delinquent status of the interest payments due from Atlas and the rever





                             --------------------
                                    SIXTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


sal of this accrual subsequent to September 30, 1996.) This increase was partially offset by a decrease, to zero, in the accrued interest receivable attributable to the Fund's Canadian's investment.

     Accounts payable and accrued liabilities increased $375,280 from $31,327 at December 31, 1995 to $406,607 at September 30, 1996. This increase resulted primarily from the accrual of $370,627 for possible legal costs and other payments that may be required to settle the Canadian's litigation or to fund the payment of Canadian's outstanding sales tax liabilities. (See further discussion below.)

     During the nine months ended September 30, 1996, the Fund paid cash distributions pertaining to the fourth quarter of 1995 and the first and second quarters of 1996, each in the amount of $362,595. The distribution for the third quarter of 1996 will be paid on November 15, 1996. These quarterly distributions are equal to $.30 per Unit and represent an annualized rate equal to 6.0% of contributed capital.

     The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies, except to fund commitments made prior to December 31, 1995. This will impact the amount of the Fund's quarterly distributions for 1996 and subsequent years because all proceeds from dispositions or maturities of investments will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

     As of December 31, 1995, the Fund had committed to make three new portfolio investments. In addition, the Fund had agreed in principle to the financial restructuring of LMC. As discussed above, one of the committed investments, Atlas, was acquired during January 1996 and the LMC financial restructuring was consummated during February 1996. The other two committed investments have been abandoned. The portion of the Fund's available capital that was reserved for these abandoned investments is now reserved to fund either the Fund's 1996 repurchase offer or any additional follow-on investments that the Fund may make in existing portfolio companies.

     See Note 6 to the financial statements for a discussion of litigation involving PaineWebber and a number of its affiliates concerning the sale of limited partnerships and other direct investment programs.

RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

     The Fund's net investment income was $281,787 for the three months ended September 30, 1996 as compared to net investment income of $500,660 for the corresponding period of the prior year. Net investment income per limited partnership unit



                             --------------------
                                   SEVENTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


decreased from $.38 to $.23 and the ratio of net investment income to average net assets decreased from 7.80% to 5.77% for the three months ended September 30, 1996 as compared to the corresponding period of the prior year.

     The Fund's net investment income was $799,774 for the nine months ended September 30, 1996 as compared to net investment income of $1,448,648 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $1.11 to $.66 and the ratio of net investment income to average net assets decreased from 7.75% to 5.41% for the nine months ended September 30, 1996 as compared to the corresponding period of the prior year.

     Net investment income for both the three and nine month periods ended September 30, 1996 decreased primarily as a result of decreases in investment income.

     Investment income decreased $225,066 and $629,684, or 35.4% and 34.0%, for the three and nine month periods ended September 30, 1996, respectively, as compared to the corresponding periods of the prior year. These decreases resulted primarily from the conversion of the Fund's LMC debt securities into non-dividend paying equity securities and the Canadian's bankruptcy. (Both of these items are discussed elsewhere in this Report.) The Fund's total investments also decreased as a result of the Fund's repurchase of 7.74% of its Units during the fourth quarter of 1995.

     Total expenses decreased $6,193, or 4.6%, for the three months ended September 30, 1996 as compared to the corresponding period of the prior year. This decrease resulted primarily from decreases in investment advisory fees and amortization expense. These decreases were partially offset by an increase in professional fees.

     Total expenses increased $19,190, or 4.7%, for the nine months ended September 30, 1996 as compared to the corresponding period of the prior year. This increase resulted primarily from increases in professional fees and other expenses. These increases were partially offset by decreases in investment advisory fees and amortization expense.

     For both the three and nine month periods ended September 30, 1996, the increases in professional fees and other expenses were primarily the result of legal fees and other costs incurred in connection with Canadian's bankruptcy proceedings. The investment advisory fees decreased as a result of the repurchase of Units by the Fund during the fourth quarter of 1995 and the realization during February 1996 of the loss on the Fund's Canadian's investment. Both the repurchase of Units and the realization of the Canadian's loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated. The Fund amortized its organization costs over a five year period beginning with the inception of the Fund in 1990. Therefore, these costs became fully amortized during 1995.





                             --------------------
                                    EIGHTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                    NET REALIZED GAIN (LOSS) ON INVESTMENTS

     Canadian's was a women's specialty retailer, which had 53 stores on the East Coast, including stores in the New York City and Philadelphia metropolitan areas. As widely reported in the business press, retailers almost universally experienced extremely disappointing sales during the 1995 holiday season. Women's specialty retailers were especially hard hit. This situation was exacerbated by severe winter weather which hampered store operations from Boston to Washington, D.C. As a result, a number of apparel retailers filed for bankruptcy.

     Canadian's did not escape the retailing downturn and experienced significant operating problems. These problems culminated in Canadian's filing for Chapter 11 bankruptcy protection on February 21, 1996 and ceasing all operations during March 1996. As discussed in the Fund's previous filings, Canadian's had embarked on a significant cost cutting program during the fall of 1995, which included closing marginal stores and reducing general and administrative costs. However, these measures were not sufficient to offset the negative impact of the unusually bad holiday season.

     As a result of these developments, it became evident that the Fund will not recover any of its Canadian's investment. Accordingly, the Fund recognized the $4,103,949 loss on its Canadian's investment as a realized loss during the three months ended March 31, 1996. This loss recognition did not significantly affect the Fund's total net gain (loss) on investments for the nine months ended September 30, 1996 because all but $5 of the loss was recorded as an unrealized loss during 1995.

     On October 3, 1996, the Fund commenced an adversary proceeding in the Canadian's Chapter 11 bankruptcy case against Finova, Benson Selzer and Joseph Eiger. The complaint seeks a declaratory judgment that sales taxes collected by Canadian's and turned over to Finova were "trust funds" collected by Canadian's on behalf of various state tax authorities. Through the complaint, the Fund has objected to Finova's secured claim against Canadian's, which was guaranteed by Benson Selzer and Joseph Eiger, and seeks to recover the sales tax and certain other amounts for the benefit of Canadian's bankruptcy estate.

     As a result of this litigation and the issues involved, the Fund accrued $370,627 for legal costs and possible payments that may be required to settle the litigation or to fund the payment of Canadian's outstanding sales tax liabilities. This accrued amount was recorded as a realized loss in the Fund's Statements of Operations.

     During December 1995, Huntington entered into a letter of intent, under the terms of which all Huntington stock would be sold for cash. The sale was consummated during February 1996. The Fund's share of the actual sales proceeds totaled $1,247,229 of which $1,089,896 was received during February 1996 and $16,439 was received during September 1996. A portion of the escrowed funds were used to pay various transaction






                             --------------------
                                    NINETEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


expenses. The balance is still being held in escrow to fund potential contingent purchase price adjustments, and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. While the remaining portion of the escrow amount must be maintained for a two year period, certain of the sellers' representations will survive for longer periods of time, which could result in the Fund being required to reimburse the purchaser for certain costs and expenses after the escrow is released.

     The Fund recognized a realized gain of $1,004,218 from this transaction when it was consummated during February 1996. The Fund did not assign any value to its $157,333 share of the escrow at that time because it was uncertain how much, if any, of the escrowed funds would ultimately be received by the Fund. During September 1996, the Fund received a distribution of $16,439 of the escrowed funds and recognized a corresponding amount of additional realized gain. Additional gain will be recognized if the Fund actually receives a distribution of any of the remaining escrowed funds.


                   NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

     FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

     Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

     As of December 31, 1995, the Fund had recorded $2,153,515 of unrealized gain and $5,048,190 of unrealized loss on investments. Therefore, as of December 31, 1995, the Fund had recorded a total net unrealized loss on investments of $2,894,675.







                             --------------------
                                     TWENTY

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


     The net increase in unrealized gain (loss) of investments during the three and nine month periods ended September 30, 1996 and the cumulative net unrealized gain on investments as of September 30, 1996, consisted of the following components:

                                              Unrealized Gain (Loss) Recorded
-----------------------------------------------------------------------------------------------------
                                         During the Three       During the Nine
                                           Months Ended          Months Ended            As of
    Portfolio Company                    September 30, 1996   September 30, 1996   September 30, 1996
-----------------------------------------------------------------------------------------------------
Unrealized net loss recorded
    during prior periods with
    respect to investments
    disposed of during the period        $          -         $3,348,623                $       -
Neodata                                             -                  -                (278,915)
KEMET                                           4,323           (85,020)                  460,155
AAG                                                 -          (113,629)                  606,199
Elgin / ENI                                    14,690             44,071                  177,262
LMC                                                 -                  -                (459,200)
MTI II                                         19,010             19,010                (187,121)
-----------------------------------------------------------------------------------------------------
                                              $38,023         $3,213,055                $318,380
=====================================================================================================

     The Neodata Corporation ("Neodata") stock was written down to a negligible amount during 1995. The Partnership has consistently valued this investment based upon a multiple of Neodata's cash flow. Because Neodata's long-term debt presently provides for the accrual, rather than current payment, of interest, the Company's debt has grown to a level which exceeds the Partnership's valuation.

     KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $20.3125 (an average of the closing bid and ask prices) on September 30, 1996. This price is down from the closing price of $34.125 on December 31, 1995 and up slightly from the closing price of $20.125 on June 30, 1996. Based on the $20.3125 closing trading price of the common stock, the 23,056 shares of common stock that the Fund held at September 30, 1996 had a market value of $468,325.

     Amity Leather Products Co. recently changed its corporate name to ar accessories group, incorporated ("AAG"). The AAG warrants and common stock were written down in value at March 31, 1996 to bring AAG's valuation more in line with the valuation of other comparable companies in its industry.

     The ENI Holding Corp. preferred stock is being written up in value quarterly to reflect the amount of the cumulative 10% preferential dividend that has accrued with respect to the preferred stock.




                             --------------------
                                   TWENTY-ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


     LMC experienced significant operating problems after the Fund acquired its LMC investment during 1994 and the Fund was involved in a restructuring of its LMC investment during 1995. In the restructuring, the Fund's existing LMC subordinated debt and warrants were converted into preferred stock and the Fund purchased $454,400 of new common stock. As a result of LMC's operational difficulties and the fact that the Fund now owns equity securities rather than debt securities, the Fund wrote its LMC investment down by $459,200 during 1995.

     The MTI II investment was written down in value during 1994 based upon an independent third party valuation of the company that was obtained by MTI II's management. During August 1996, MTI II consummated a financial restructuring pursuant to which a substantial amount of its corporate debt was converted to equity. In the restructuring, the existing shareholders, including the Fund, received a reduced number of shares of common stock, along with warrants to purchase additional common stock. The Fund's investment in MTI II was written up in value at September 30, 1996 by $19,010 based upon an analysis of MTI II's earnings and cash flows.

     FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.






                             --------------------
                                   TWENTY-TWO